New York Mortgage Trust Reports 2005 and 4Q Results

Exhibit 99.1

New York Mortgage Trust Reports Year End and Fourth Quarter 2005 Results

•	Consolidated net loss of $0.29 per diluted share for 2005
•
REIT (Mortgage Portfolio Management segment) earnings of $0.34 per diluted share for 2005 inclusive of an expected $0.41 loss per share associated with a fourth quarter charge to be incurred on the intended future sale of lower-yielding securities in order to rebalance the portfolio with higher yielding securities

•	Earnings at the Company’s Mortgage Lending segment adversely affected by lower gain on sale premiums and seasonal decline in origination volumes
•	Board of Directors declared first quarter 2006 cash dividend of $0.14 per share and anticipates maintaining such payout for future 2006 quarters

NEW YORK, NY – March 6, 2006 – New York Mortgage Trust, Inc. (NYSE: NTR), a self-advised residential mortgage finance company organized as a real estate investment trust (“REIT”), today reported results for the three months and twelve months ended December 31, 2005.

Comparison of the Year Ended December 31, 2005 and 2004

•	Record annual origination volume of $3.4 billion in 2005 with growth of 89% as compared to $1.8 billion in 2004;

•	The net income for the Company’s Mortgage Portfolio Management segment totaled $6.2 million, or $0.34 per share, for 2005;

•	2005 consolidated net loss for the Company totaled $5.3 million, or $0.29 loss per diluted share, a decrease from net income of $4.9 million, or $0.27 per share, for 2004;

•
The net interest margin on the Company’s mortgage portfolio for 2005 averaged 86 basis points down from 134 basis points in 2004 due to rising short-term interest rates and loan prepayment speeds; and,

•
The Company completed three securitizations of $892.3 million of high credit quality, first-lien adjustable-rate mortgage (ARM) loans during 2005 which will reduce borrowing costs and improve the liquidity of the investment portfolio.

Comparison of the Three Months Ended December 31, 2005 and 2004

•	Fourth quarter 2005 loan origination volume with growth of over 30% to $822.9 million as compared to $632.7 million for the same period in 2004;

•	A fourth quarter 2005 loan origination volume decline of 18% relative to third quarter 2005 loan origination volume;

New York Mortgage Trust Reports 2005 and 4Q Results

•
The net loss for the Company’s Mortgage Portfolio Management segment totaled $5.4 million, or a loss of $0.29 per share, for the fourth quarter 2005 as compared to $4.3 million or $0.24 per share for the same period in 2004;

•	Consolidated net loss for the Company totaled $8.7 million, or $0.48 per share, for the fourth quarter 2005 a decrease from net income of $2.0 million, or $0.12 per share, for the same period in 2004;

•
The net interest margin on the Company’s mortgage portfolio for the fourth quarter 2005 averaged 62 basis points down from 70 basis points in the third quarter 2005 and down from 134 basis points during the fourth quarter of 2004 due to a continued increase in our cost of funds and loan prepayment speeds; and,

•
On December 20, 2005, the Company completed its third loan securitization of $235.0 million of high credit quality, first-lien ARM loans through New York Mortgage Trust 2005-3 which will reduce borrowing costs and improve the liquidity of the investment portfolio.

Fourth Quarter and Year End Results

For the year 2005, the Company’s Mortgage Portfolio Management segment (REIT operations exclusive of its taxable REIT subsidiaries) reported revenues of $57.5 million and net income of $6.2 million, or $0.34 per share. For the fourth quarter 2005, this segment reported revenues of $9.4 million and a net loss of $5.4 million, or $0.29 per share.

For the year 2005, the Company’s Mortgage Lending segment (the Company’s wholly owned taxable REIT subsidiaries or “TRS”) reported revenues of $51.8 million and a net loss of $11.5 million and combined with the net income from the Company’s Mortgage Portfolio Management segment results in a consolidated net loss of $5.3 million. For the fourth quarter of 2005, the TRS reported revenues of $12.2 million and a net loss of $3.3 million and combined with the net income from the Company’s Mortgage Portfolio Management segment results in a consolidated net loss for the quarter of $8.7 million. For the year, the loss in the Company’s TRS was primarily due to forgone gains on sale associated with the cost-basis transfer of originated loans to the REIT rather than being sold to third parties for which the Company would have earned additional estimated premium income.

Comments from Management
“2005, particularly the latter part, presented some significant challenges for us and the mortgage industry as a whole. In our mortgage banking subsidiary we experienced record loan origination volume for the year, an 86% increase over 2004, yet our operating results were less favorable than expected. Currently, though, we are making substantial progress on many fronts which position us to better counter market challenges in the coming quarters, such as: a first quarter reduction of salary expenses by more than $4 million annually, the resumption of selling most of our current loan originations resulting in increased gain on sale premiums, the continued growth of our new wholesale lending unit and the expected second quarter launches of our new technology platform and new joint venture title insurance agency subsidiaries. We expect that the aforementioned, as well as a continued focus on growing our loan origination sales force, will enable us to achieve a significant improvement in the financial performance of our mortgage banking subsidiary in 2006,” Steven B. Schnall, Chairman, President and Co-Chief Executive Officer, commented.

Mr. Schnall further commented, “With the flattening of the yield curve and the corresponding increase in our portfolio financing costs, we have also experienced earnings pressure in our mortgage portfolio management segment. In response, during the first quarter, we are contemplating and are likely to dispose of a portion of our lower yielding acquired mortgage backed securities portfolio, thus realizing losses already recognized on our balance sheet, enabling us to reinvest the proceeds in new higher yielding assets which will produce significantly higher current returns than our current portfolio. This loss, though not yet incurred, is booked in the fourth quarter of 2005. Our goal in rebalancing our portfolio is to be able to produce a favorable dividend rate beginning with the first quarter of 2006 which we believe we can sustain for the foreseeable future. Consistent with this plan our Board of Directors declared a cash dividend of $0.14 per share on shares of its common stock for the quarter ended March 31, 2006. Details are provided at the end of this release.”

New York Mortgage Trust Reports 2005 and 4Q Results

Michael I. Wirth, Chief Financial Officer, added, “Our 2005 annual results reflect the various growth and efficiency initiatives we implemented during the year as well as the general downturn in the mortgage portfolio investment and mortgage origination markets as a result of rising interest rates and continued narrowing of interest margins. During 2005 our TRS incurred startup expenses relating to the creation of its new wholesale loan division of $2.6 million and accrued expenses of $2.6 million related to its assumption of the branches and sales force of Guaranty Residential Lending, Inc. (“GRL”). As a result of both these initiatives, we have seen our loan origination volume grow accordingly; GRL branches contributed a significant increase in volume during 2005 and our new wholesale division is just now out of its start-up phase and is becoming a significant contributor to volume and will be contributing to net profitability in the second quarter. In 2006 we expect to realize the efficiency initiatives we started in 2005. As we navigate tighter market spreads and conditions these efficiencies will help us meet the challenges we face for increasing the profitability of our origination network in 2006.”

Mr. Wirth added, “Our annual results are also reflective of the market challenges we faced during the year affecting our mortgage portfolio business which performed as expected in the current interest rate environment. Net interest spreads, inclusive of hedge costs, continued to narrow during the fourth quarter 2005 by approximately 8 basis points to 62 basis points relative to a net interest margin of 70 basis points during the immediately preceding third quarter. For the year, we earned an average net spread of 86 basis points as compared to 134 basis points for 2004. Fortunately, the outstanding credit quality of our REIT investment portfolio continues to demonstrate our investment philosophy of focusing on high credit quality borrowers. We have only four past due loans in our investment portfolio representing 0.25% of our portfolio value and for which we expect no losses. The average borrower credit score on loans in our portfolio is 733 with an average LTV of 69.3%. Furthermore, we do not invest in negative amortization or “option ARM” loans. Our net duration gap between the average lives of assets to liabilities is approximately 11 months.”

A breakdown of the Company’s loan originations for 2005 follows:

MORTGAGE LOAN ORIGINATION SUMMARY
For the fiscal year ended December 31, 2005

(Dollar amounts in thousands)	Number of Loans	Par Amount	% of Total
Payment Stream
Fixed Rate
FHA/VA	1,805	$242,258	7.00%
Conventional Conforming	6,031	967,922	28.20%
Conventional Jumbo	581	351,971	10.20%
Total Fixed Rate	8,417	1,562,151	45.40%
ARMs
FHA/VA	94	15,244	0.50%
Conventional	6,202	1,859,976	54.10%
Total ARMs	6,296	1,875,220	54.60%
Annual Total	14,713	$3,437,371	100.00%
Loan Purpose
Conventional	12,814	$3,179,869	92.50%
FHA/VA	1,899	257,502	7.50%
Total	14,713	$3,437,371	100.00%
Documentation Type
Full Documentation	9,238	$2,100,239	61.10%
Stated Income	2,489	696,789	20.30%
Stated Income/Stated Assets	1,346	320,624	9.30%
No Documentation	609	145,845	4.20%
No Ratio	437	83,013	2.40%
Stated Assets	13	2,315	0.10%
Other	581	88,546	2.60%
Total	14,713	$3,437,371	100.00%

New York Mortgage Trust Reports 2005 and 4Q Results

A breakdown of the Company’s loan originations for the 2005 fourth quarter follows:

		Aggregate		Weighted
		Principal	Percentage	Average	Average	Weighted
	Number	Balance	Of Total	Interest	Principal	Average
	of Loans	($ in millions)	Principal	Rate	Balance	LTV	FICO

ARM	1,321	$452.5	56.8%	6.33%	$342,551	71.9	700
Fixed-rate	1,617	343.7	43.2%	6.79%	212,524	72.2	712
Subtotal-non-FHA	2,938	$796.2	100.0%	6.53%	$270,987	72.1	705
FHA – ARM	1	$0.2	0.7%	5.80%	$157,545	84.6	655
FHA – fixed-rate	194	26.5	99.3%	6.06%	136,820	93.5	639
Subtotal - FHA	195	$26.7	100.0%	6.06%	$136,927	93.4	639

Total ARM	1,322	$452.7	55.0%	6.33%	$342,411	72.0	700
Total fixed-rate	1,811	$370.2	45.0%	6.74%	$204,414	73.7	707
Total Originations	3,133	$822.9	100.0%	6.52%	$262,643	72.7	703

Purchase mortgages	1,949	$426.8	53.6%	6.73%	$218,995	78.5	716
Refinancings	989	369.3	46.4%	6.29%	373,447	64.5	692
Subtotal – non-FHA	2,938	$796.1	100.0%	6.53%	$270,987	72.1	705
FHA – purchase	38	$6.1	23.0%	6.40%	$161,278	97.4	649
FHA – refinancings	157	20.6	77.0%	5.95%	131,033	92.1	636
Subtotal – FHA	195	$26.7	100.0%	6.06%	$136,927	93.4	639

Total purchase	1,987	$433.0	52.6%	6.72%	$217,891	78.8	715
Total refinancings	1,146	$389.9	47.4%	6.28%	$340,237	66.0	689
Total Originations	3,133	$822.9	100.0%	6.52%	$262,643	72.7	703

* FHA originations are Streamlined Refinance mortgages with low average balances. All FHA loans are and will continue to be sold or brokered to third party investors.

Investment Activity
As of year end 2005, the Company’s portfolio of investment securities totaled $716.5 million and had a weighted average purchase price of $101.16. Approximately 62% of the securities purchased are backed by 3/1 hybrid adjustable rate mortgages, 36% are backed by 5/1 hybrid adjustable rate mortgages and the remaining 2% comprised of short reset floating rate securities. In addition, loans held in securitization trusts totaled $776.6 million and had an average purchase price of $100.67. The Company had mortgage loans held for investment of $4.1 million at an average purchase price of $100.15. Approximately 37% of loans held in the portfolio have interest rate resets of less than 24 months, 6% with resets less than 36 months and the remaining 57% with resets greater than 36 months. The investment securities and the loans held in securitization trusts are financed in part with debt totaling $1.4 billion.

The net interest margin on the Company’s mortgage portfolio investments for the three-month period ended December 31, 2005 averaged 62 basis points down from 70 basis points in the prior quarter. This reduction in spreads is reflective of the current flattening yield curve environment as well as accelerated prepayment speeds on the Company’s securities portfolio relative to the first half of 2005. The Company expects to more fully realize the benefits associated with its self-origination capabilities either by retaining selected lower-cost mortgage loans for its portfolio or, as market conditions dictate, selling such originations to third parties for gain on sale revenue.

The following table summarizes the Company’s investment portfolio of residential mortgage-backed securities and loans owned at December 31, 2005, classified by type of issuer or by ratings categories:

	Par Value	Coupon	Carrying Value	Yield
Agency ARMs	$390,361,107	4.21%	$388,264,625	3.89%
Non-Agency AAA – rated ARMs	315,835,093	4.74%	314,681,744	4.51%
Floating Rate CMOs	13,505,160	5.56%	13,535,697	5.45%
Loans held for investment	4,053,549	5.84%	4,059,650	5.56%
Loans held in securitization trusts	771,450,644	5.17%	776,610,010	5.49%
Total	$1,495,205,553	4.83%	$1,497,151,726	4.86%

New York Mortgage Trust Reports 2005 and 4Q Results

Dividend Declaration
On Friday, March 3, 2006, the Company’s Board of Directors declared a cash dividend of $0.14 per share on shares of its common stock for the quarter ended March 31, 2006. The dividend is payable on April 26, 2006 to shareholders of record as of April 6, 2006. The Company expects to maintain future 2006 quarterly dividends at a similar level based on 2006 earnings projections of its consolidated and separate business segments (particularly the Mortgage Portfolio segment), among other things. Investors are advised that the Company’s earnings projections are based on a number of operational, financial and market assumptions, and if such assumptions do not materialize, the Company may not be able to maintain its dividend policy. In addition to such assumptions, the Company’s dividend policy is subject to its Board of Directors’ approval and ongoing review which includes, but is not limited to, considerations such as the Company’s financial condition, earnings projections and business prospects. The dividend policy does not constitute an obligation to pay dividends, which only occurs when the Board of Directors declares a dividend.

Conference Call
On Tuesday, March 7, 2006 at 9:00 a.m. Eastern time, New York Mortgage Trust's executive management will host a conference call and audio webcast highlighting the Company's fourth quarter financial results. The conference call dial-in number is 303-262-2140. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.

About New York Mortgage Trust
New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT's wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT's strategy.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Michael I. Wirth, Chief Financial Officer	Joe Calabrese (General) 212-827-3772
Phone: 212-634-2342	Julie Tu (Analysts) 212-827-3776
Email: mwirth@nymtrust.com

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company's assets, a decrease in the demand for mortgage loans may have a negative effect on the Company's volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.

FINANCIAL TABLES FOLLOW

New York Mortgage Trust Reports 2005 and 4Q Results

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share data)

	For the Year Ended December 31,		For the Three Months Ended December 31,
	2005	2004	2005	2004
REVENUE:
Interest income:
Investment securities and loans held in the securitization trusts	$55,050	$19,671	$14,527	$12,137
Loans held for investment	7,675	723	2,287	678
Loans held for sale	14,751	6,905	4,178	1,127
Total Interest Income	77,476	27,299	20,992	13,942
Interest expense:
Investment securities and loans held in the securitization trusts	42,001	11,982	11,911	7,776
Loans held for investment	5,847	488	1,936	456
Loans held for sale	10,252	3,543	2,968	583
Subordinated debentures	2,004	—	909	—
Total Interest Expense	60,104	16,013	17,724	8,815
Net interest income	17,372	11,286	3,268	5,127
Gain on sales of mortgage loans	26,783	20,835	5,149	5,902
Brokered loan fees	9,991	6,895	2,811	2,496
Gain (loss) on securities and related hedges	(5,233)	774	(7,440)	42
Miscellaneous income	232	227	36	51
Total revenue	49,145	40,017	3,824	13,618
EXPENSES:
Salaries, commissions and benefits	30,979	17,118	7,104	5,724
Brokered loan expenses	7,543	5,276	1,854	2,140
Occupancy and equipment	6,127	3,529	1,146	1,102
Marketing and promotion	4,861	3,190	961	1,216
Data processing and communications	2,371	1,598	564	462
Office supplies and expenses	2,333	1,519	424	502
Professional fees	4,742	2,005	1,929	917
Travel and entertainment	840	612	133	218
Depreciation and amortization	1,716	690	647	381
Other	1,522	792	439	(4)
Total expenses	63,034	36,329	15,201	12,658
INCOME (LOSS) BEFORE INCOME TAX BENEFIT	(13,889)	3,688	(11,377)	960
Income tax benefit	8,549	1,259	2,669	1,037
NET INCOME	$(5,340)	$4,947	$(8,708)	$1,997
Basic income (loss) per share	$0.30	$0.28	$(0.48)	$0.12
Diluted income (loss) per share	$0.29	$0.27	$(0.48)	$0.12
Weighted average shares outstanding-basic[1]	17,886	17,797	17,977	17,797
Weighted average shares outstanding-diluted[1]	18,126	18,115	18,282	18,157
____________

[1]	Weighted average shares outstanding-basic and diluted assume the shares outstanding upon the Company’s initial public offering are outstanding for the full year.

New York Mortgage Trust Reports 2005 and 4Q Results

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$9,056	$7,613
Restricted cash	5,468	2,342
Investment securities — available for sale	328,217	1,204,745
Investment securities — trading	388,265	—
Due from loan purchasers	121,813	79,904
Escrow deposits — pending loan closings	1,434	16,236
Accounts and accrued interest receivable	14,866	15,554
Mortgage loans held for sale	108,271	85,385
Mortgage loans held in securitization trusts	776,610	—
Mortgage loans held for investment	4,060	190,153
Prepaid and other assets	16,836	4,351
Derivative assets	9,846	3,678
Property and equipment, net	6,551	4,801
TOTAL ASSETS	$1,791,293	$1,614,762
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Financing arrangements, portfolio investments	$1,166,499	$1,111,393
Financing arrangements, loans held for sale/for investment	225,186	359,203
Collateralized Debt Obligations	228,226	—
Due to loan purchasers	1,652	351
Accounts payable and accrued expenses	22,794	19,485
Subordinated debentures	45,000	—
Derivative liabilities	394	165
Other liabilities	584	4,683
Total liabilities	1,690,335	1,495,280

STOCKHOLDERS’EQUITY:
Common stock, $0.01 par value, 400,000,000 shares authorized 18,258,221 shares issued and outstanding at December 31, 2005 and 17,797,375 shares issued and outstanding at December 31, 2004	183	181
Additional paid-in capital	98,865	119,045
Accumulated other comprehensive income (loss)	1,910	256
Total stockholders’/equity (deficit)	100,958	119,482
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,791,293	$1,614,762

New York Mortgage Trust Reports 2005 and 4Q Results

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

SELECTED SEGMENT REPORTING
(Dollar amounts in thousands)

	For the Year Ended December 31, 2005
	Mortgage Portfolio Management Segment	Mortgage Lending Segment	Total
Total revenue	$9,645	$39,500	$49,145
Total expense	3,417	51,068	54,485
Net income (loss)	$6,228	$(11,568)	$(5,340)

Total assets	$1,528,222	$263,071	$1,791,293

	For the Three Months Ended December 31, 2005
	Mortgage Portfolio Management Segment	Mortgage Lending Segment	Total
Total revenue	$(4,473)	$8,297	$3,824
Total expense	891	11,641	12,532
Net income (loss)	$(5,364)	$(3,344)	$(8,708)